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                                                                    EXHIBIT 99.1


         FOR IMMEDIATE RELEASE

Contact:      William Kunkel
              Belmont Homes, Inc.
              (601) 454-9217

               BELMONT HOMES NAMES HILLER SPANN PRESIDENT AND CEO
                     AND ANNOUNCES OTHER MANAGEMENT CHANGES

BELMONT, Mississippi (September 5, 1997) -- Belmont Homes, Inc. (Nasdaq/NM:BHIX) today announced that G. Hiller Spann (age 47) has been named President and Chief Executive Officer of the Company. The appointment results from the resignation of John W. Allison (age 50), who has served as Acting President and Chief Executive Officer since March 1997. Allison resigned due to a recent personal tragedy which prevents him from devoting the time required to fulfill the responsibilities of those positions. However, Allison has been named Vice Chairman of the Board and will continue to serve on the Board's Executive Committee.

         Spann is currently President of the Company's subsidiary, Bellcrest Homes, Inc., which was acquired by Belmont Homes in October 1996. Spann will continue to oversee Bellcrest's operations in addition to his new duties at the corporate level.

         The Company also announced two other management appointments. Belmont has named Mike Kennedy to the post of Senior Vice President of Administration and Keith Kennedy to the position of Senior Vice President of Manufacturing. These officers have been acting in these capacities since March 1997.

         In August, the Company announced its intention to merge with Cavalier Homes, Inc. (NYSE:CAV). The merger is currently expected to be completed in the fourth quarter of 1997, subject, among other conditions, to compliance with applicable regulatory requirements and the approval of the shareholders of both companies.

     Belmont Homes, Inc. markets a variety of single- and multi-section manufactured homes through approximately 410 dealers and 550 sales centers, located primarily in the southern United States.



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